Exhibit 23.1



INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the A.G. Edwards, Inc. 1988 Incentive Stock Plan of our report dated April 20, 1995 appearing on page 30 of the 1995 Annual Report to Stockholders, on the financial statements of A.G. Edwards, Inc., incorporated by reference in the Annual Report on Form 10K for the year ended February 28, 1995.


/s/Deloitte & Touche LLP

St. Louis, Missouri
August 17, 1995